UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*


                              Siebel Systems, Inc.
                              --------------------
                                (Name of Issuer)




                                  Common Stock
                                  ------------
                         (Title of Class of Securities)




                                    82617012
                                    --------
                                 (CUSIP Number)





Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 4 pages


    ----------------------------------------                                              --------------------------------------
    826170102                                                    13G                                          Page 2 of 4 Pages
    ----------------------------------------                                              --------------------------------------

   -------- --------------------------------------------------------------------------------------------------------------------
   1        NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

            ANDERSEN CONSULTING LLP
   -------- --------------------------------------------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [ ]
                                                                                                    (b) [ ]
   -------- --------------------------------------------------------------------------------------------------------------------
   3        SEC USE ONLY

   -------- --------------------------------------------------------------------------------------------------------------------
   4        CITIZENSHIP OR PLACE OF ORGANIZATION

            AN ILLINOIS PARTNERSHIP
   --------------------------- ----- -------------------------------------------------------------------------------------------
           NUMBER OF           5     SOLE VOTING POWER

             SHARES                  2,788,600

          BENEFICIALLY

            OWNED BY

              EACH

           REPORTING

             PERSON

              WITH
                               ----- -------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     0
                               ----- -------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     2,788,600
                               ----- -------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     0
   --------------------------- -------------------------------------------------------------------------------------------------
   9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,788,600
   -------- --------------------------------------------------------------------------------------------------------------------
   10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

   -------- --------------------------------------------------------------------------------------------------------------------
   11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.9%
   -------- --------------------------------------------------------------------------------------------------------------------
   12       TYPE OF REPORTING PERSON*

            PN
   -------- --------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 4 Pages

Item 1.

         (a)   Name of Issuer: Siebel Systems, Inc.

         (b) Address of Issuer's Principal Executive Offices: 1855 S. Grant Street, San Mateo, CA 94402

Item 2.

         (a)   Name of Person Filing: Andersen Consulting LLP

         (b)   Address of Principal Business Office or, if none, Residence:

                     100 S. Wacker Street, Chicago, IL 60606

         (c)   Citizenship: USA, an Illinois partnership

         (d)   Title of Class of Securities: Common Stock

         (e)   CUSIP Number: 826170102

Item 3.  Not applicable


Item 4.  Ownership

         (a)   Amount Beneficially Owned: 2,788,600

         (b)   Percent of Class: 7.9%

         (c)   Number of shares as to which such person has:

                  (i)    sole power to vote or to direct to vote: 2,788,600

                  (ii)   shared power to vote or to direct to vote: 0

                  (iii)  sole power to dispose or to direct the  disposition of:
                         2,788,600

                  (iv) shared power to dispose or to direct the disposition of: 0


Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Itme 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.


Item 8.  Identification and Classification of Members of the Group

Not applicable.


Item 9.  Notice of Dissolution of a Group

Not applicable.


Item 10. Certification

Not applicable.

                               Page 3 of 4 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 10, 1998
                                          -------------------------------------
                                          Date


                                          Andersen Consulting LLP




                                 BY:      /s/ Douglas G. Scrivner
                                          -------------------------------------
                                          Douglas G. Scrivner
                                          General Counsel


                                Page 4 of 4 pages